SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Innovative Solutions and Support, Inc.

(Exact name of Registrant as specified in its charter)

Pennsylvania	23-2507402
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

720 Pennsylvania Drive
Exton, Pennsylvania	19341
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On September 11, 2022, the Board of Directors of Innovative Solutions and Support, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on September 27, 2022, for each share of Common Stock, par value $0.001 per share, of the Company outstanding on September 27, 2022 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of September 12, 2022, between the Company and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company at a price of $41.57 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on September 12, 2022 and is qualified in its entirety by reference to the full text of the Rights Agreement.

ITEM 2	EXHIBITS.

The documents listed below are filed as an Exhibit to this Registration Statement:

Exhibit	Description
3.1	Statement with Respect to Shares for Series B Junior Participating Preferred Stock of Innovative Solutions and Support, Inc., filed with the Department of State of the Commonwealth of Pennsylvania on September 12, 2022 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 12, 2022).

4.1	Rights Agreement, dated as of September 12, 2022, between Innovative Solutions and Support, Inc. and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated September 12, 2022).

99.1	Press Release of Innovative Solutions and Support, Inc. dated September 12, 2022 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K dated September 12, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INNOVATIVE SOLUTIONS AND SUPPORT, INC.

By:	/s/ Michael Linacre
Name:	Michael Linacre
Title:	Chief Financial Officer

Dated: September 12, 2022